Exhibit 21.1

LIST OF SUBSIDIARIES

Clone Algo Pte. Ltd., a Singapore Company  – Owned 65% by Clone Algo Inc. and 35% by Niraj Goel.

Algo Markets Limited, a Malaysia Company – Owned 100% by Clone Algo Pte. Ltd.